UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): January 8, 2026

PRAXIS PRECISION MEDICINES, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-39620	47-5195942
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Praxis Precision Medicines, Inc.
99 High Street, 30th Floor
Boston, Massachusetts 02110
(Address of principal executive offices, including zip code)
(617) 300-8460
(Registrant’s telephone number, including area code)
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trade Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	PRAX	The Nasdaq Global Select Market
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).
Emerging growth company  ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.
Appointment of Megan Sniecinski as Chief Operating Officer
On January 8, 2026, Praxis Precision Medicines, Inc. (the “Company”) announced the appointment of Megan Sniecinski as Chief Operating Officer of the Company, effective January 1, 2026 (the “Effective Date”).
Ms. Sniecinski, age 45, served as Chief Business Officer of the Company from December 2021 through December 2025. Prior to joining the Company, she served as chief business officer at BioCryst Pharmaceuticals from 2019 to 2021, overseeing corporate development, global medical affairs, program management and global supply chain. From 2017 to 2019, she was senior vice president of business operations and program management at PTC Therapeutics, where she led established and grew the program management function and led business development during the company’s transition toward becoming fully integrated, and commercial stage organization. Before joining PTC, Ms. Sniecinski spent more than a decade at Merck serving in a diverse set of operational and strategic roles supporting their manufacturing operations, commercial and G&A divisions, with increasing responsibility, culminating as director of business development and strategic partnerships at Merck Vaccines. Ms. Sniecinski received a B.S. in chemical engineering from the University of Virginia and an MBA from the Wharton School of the University of Pennsylvania.
The Company previously entered into an employment agreement with Ms. Sniecinski, which sets forth certain terms of Ms. Sniecinski’s employment and is in the same form as its standard form of amended and restated employment agreement with the Company’s other executive officers. In connection with Ms. Sniecinski’s appointment as Chief Operating Officer, the Board approved an increase in Ms. Sniecinski’s annual base salary to $626,000, effective as of the Effective Date, and a target bonus for 2026 of 50% of her annual base salary. Ms. Sniecinski is also eligible to participate in the employee benefit plans available to the Company’s employees, subject to the terms of those plans.
In connection with Ms. Sniecinski’s appointment, she entered into an indemnification agreement with the Company in the same form as its standard form of indemnification agreement with the Company’s other executive officers.
There are no arrangements or understandings between Ms. Sniecinski and any other persons pursuant to which she was appointed as the Company’s Chief Operating Officer, and Ms. Sniecinski has no family relationship with any of the executive officers or directors of the Company. Additionally, there are no transactions involving the Company and Ms. Sniecinski that the Company would be required to report pursuant to Item 404(a) of Regulation S-K.
Election of Jeffrey B. Kindler to Board of Directors
On January 8, 2026, the Board of Directors (the “Board”) of the Company, upon the recommendation of the Nominating and Corporate Governance Committee of the Board, elected Jeffrey B. Kindler to the Board as a Class II director, effective January 8, 2026, to serve until the 2028 annual meeting of stockholders or until his successor has been duly elected and qualified. The Board determined that Mr. Kindler is independent under the listing standards of the Nasdaq Stock Market LLC.
Mr. Kindler will be compensated for his service as a non-employee director pursuant to the Company’s Non-Employee Director Compensation Policy. As a non-employee director, Mr. Kindler is entitled to an initial stock option award and is also entitled to receive an annual cash retainer and an annual stock option award, subject to his continued service on the Board. Mr. Kindler is not a party to any related person transaction with the Company that would require disclosure under Item 404(a) of Regulation S-K, and there are no arrangements or understandings between Mr. Kindler and any other persons pursuant to which he was selected as a director. In addition, Mr. Kindler has entered into an indemnification agreement with the Company consistent with the form of indemnification agreement entered into between the Company and its existing non-employee directors.
The Board has not yet determined Mr. Kindler’s Board committee assignments.
Election of Stuart A. Arbuckle to Board of Directors
On January 8, 2026, the Board, upon the recommendation of the Nominating and Corporate Governance Committee of the Board, elected Stuart A. Arbuckle to the Board as a Class II director, effective January 8, 2026, to serve until the 2028 annual meeting of stockholders or until his successor has been duly elected and qualified. The Board determined that Mr. Arbuckle is independent under the listing standards of the Nasdaq Stock Market LLC.
Mr. Arbuckle will be compensated for his service as a non-employee director pursuant to the Company’s Non-Employee Director Compensation Policy. As a non-employee director, Mr. Arbuckle is entitled to an initial stock option award and is also entitled to receive an annual cash retainer and an annual stock option award, subject to his continued service on the Board. Mr. Arbuckle is not a party to any related person transaction with the Company that would require disclosure under Item 404(a) of Regulation S-K, and there are no arrangements or understandings between Mr. Arbuckle and any other persons pursuant to which he was selected as a director. In addition, Mr. Arbuckle has entered into an indemnification agreement with the Company consistent with the form of indemnification agreement entered into between the Company and its existing non-employee directors.
The Board has not yet determined Mr. Arbuckle’s Board committee assignments.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PRAXIS PRECISION MEDICINES, INC.

Date: January 8, 2026	By:	/s/ Marcio Souza
Marcio Souza
Chief Executive Officer